    As filed with the Securities and Exchange Commission on November 1, 1999

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ALLSCRIPTS, INC.
             (Exact name of registrant as specified in its charter)

                     Delaware                          36-3444974
            (State or other jurisdiction            (I.R.S. Employer
          of incorporation or organization)        Identification No.)

                              2401 Commerce Drive
                          Libertyville, Illinois 60048
                           Telephone: (847) 680-3515
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                     ALLSCRIPTS, INC. AMENDED AND RESTATED
                           1993 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                Glen E. Tullman
                      Chairman and Chief Executive Officer
                              2401 Commerce Drive
                          Libertyville, Illinois 60048
                           Telephone: (847) 680-3515
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                           Joseph H. Greenberg, Esq.
                           Gardner, Carton & Douglas
                       321 North Clark Street, Suite 2900
                            Chicago, Illinois 60610

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
      Title of Securities          Amount to be       Proposed Maximum            Proposed Maximum           Amount of
        to be Registered            Registered    Offering Price Per Share    Aggregate Offering Price    Registration Fee
        ----------------            ----------    ------------------------    ------------------------    ----------------
Common Stock (par value $0.01
 per share)

  -  Reserved and not subject to    1,018,014 (1)      $12.84375 (2)                $13,075,117                $3,635
     options outstanding under the
     Stock Incentive Plan

  -  Issuable pursuant to           2,402,983 (1)      $  2.7513 (3)                $ 6,611,327                $1,838
     options outstanding under the
     Stock Incentive Plan
                                                                                                               $5,473
                                                                                                               ======
--------------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminable number of additional shares in order to adjust the number of shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar transaction affecting the common stock, pursuant to 17 C.F.R. (S) 230.416.
(2) Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the Nasdaq National Market on October 27, 1999.
(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price per share.

                                ALLSCRIPTS, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

     1. Prospectus filed on July 26, 1999 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act");

     2.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and

     3. The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (Registration No. 000-26537) filed with the Commission on June 29, 1999 registering such shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     The Registrant has purchased directors and officers liability insurance, which provides coverage against liabilities. In addition, some of the Registrant's directors are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 7. Exemption from Registration Claimed.

     Certain unregistered securities were issued by the Registrant pursuant to the Amended and Restated 1993 Stock Incentive Plan prior to the effective date of this Registration Statement. These securities were issued in reliance upon an exemption from registration provided by Rule 701 promulgated under the Securities Act or by Section 4(2) of the Securities Act. All of these securities were issued to persons who were at such time employees, directors or consultants of the Registrant and who were in possession of sufficient information to make an informed investment decision.

Item 8. Index to Exhibits.

     See Index to Exhibits.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any section, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Libertyville, State of Illinois, on this 28th day of October, 1999.

                                    ALLSCRIPTS, INC.

                                    By:     /s/ Glen E. Tullman
                                         ---------------------------------------
                                            Glen E. Tullman
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Glen E. Tullman and David B. Mullen, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of October, 1999.

Signatures                               Title
----------                               -----

     /s/ Glen E. Tullman            Chairman and Chief Executive Officer
------------------------------      (Principal Executive Officer)
Glen E. Tullman

     /s/ David B. Mullen            President, Chief Financial Officer and Director
------------------------------      (Principal Financial Officer)
David B. Mullen

     /s/ John G. Cull               Senior Vice President, Finance, Treasurer and Secretary
------------------------------      (Principal Accounting Officer)
John G. Cull

     /s/ Philip D. Green            Director
------------------------------
Philip D. Green

     /s/ M. Fazle Husain            Director
------------------------------
M. Fazle Husain

     /s/ Michael J. Kluger          Director
------------------------------
Michael J. Kluger

     /s/ Edward M. Philip           Director
------------------------------
Edward M. Philip

     /s/ L. Ben Lytle               Director
------------------------------
L. Ben Lytle

     /s/ Gary Stein                 Director
------------------------------
Gary Stein

                               Index to Exhibits


Exhibit Number      Description of Document
--------------      -----------------------

     5.1 Opinion of Gardner, Carton & Douglas regarding legality of securities

    23.1            Consent of PricewaterhouseCoopers LLP

    23.2            Consent of Gardner, Carton & Douglas (included in Exhibit
                    5.1)

    24.1            Powers of Attorney (included on signature page)

                                      E-1